CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Bio-Bridge Science, Inc.

We consent to the inclusion in the foregoing Registration Statement on Form SB-2 of our report dated November 26, 2004, relating to the financial statement of Bio-Bridge Science, Inc. as of November 3, 2004, and our report dated August 23, 2004, relating to the consolidated financial statements of Bio-Bridge Science Corporation and subsidiary as of December 31, 2003 and 2002 and for the year ended December 31, 2003, and for the period from February 11, 2002 (inception) through December 31, 2002. We also consent to the reference to our firm under the caption "Experts."


                                        /s/ Weinberg & Company, P.A.

                                        WEINBERG & COMPANY, P.A.
                                        Certified Public Accountants

Boca Raton, Florida
December 28, 2004